EXHIBIT 10.32

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into as of June 6, 2018 (the “Effective Date”) by and between Noodles & Company, a Delaware corporation (the “Company”), and Melissa M. Heidman, an individual (the “Employee”). In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:
1.At-Will Employment. Employee is employed by the Company as an at-will employee, meaning that either party can terminate the employment relationship at any time and for any reason, without any obligations of notice, severance, or any other procedure or formality. This Agreement is not intended to limit the ability of either party to terminate Employee’s employment at any time or to otherwise disturb the at-will nature of Employee’s employment, except in the limited instance in which the Company may choose to terminate Employee’s employment without Cause, in which case Employee shall be entitled to the severance benefits outlined in Section 2 below.
2.    Severance Benefits
(a)    In the event that Company terminates Employee’s employment without Cause (as defined in Section 2(c) below), and provided that Employee (i) signs, returns, and does not revoke a release of claims against the Company in a form substantially similar to that contained in Exhibit A within twenty-one (21) days following the last day of Employee’s employment and (ii) continues to comply with Employee’s obligation under Sections 3, 4, and 5 of this Agreement (subparts (i) and (ii), collectively, the “Conditions”), Employee will be entitled to the following “Severance Benefits:”
(i)     severance payments totaling nine months of Employee’s then-effective base salary, paid in equal installments according to the Company’s regular payroll schedule over the nine months following Employee’s last day of employment (the “Severance Period”);
(ii)     any unpaid portion of any annual bonus from a prior year for which Employee is eligible, the fact and amount of such bonus to be determined by the Company in good faith, payable when other employees receive annual bonuses for such year;
(iii)    a pro rata portion of any annual bonus for which Employee is eligible for the year in which the Employee’s last day of employment occurs, based on year-to-date performance as determined by the Company in good faith, payable when other employee receive annual bonuses for such year; and
(iv)    provided that Employee timely elects to participate in COBRA, reimbursement for the cost of COBRA continuation for a period of nine months of Employee’s, and if applicable, Employee’s dependents’, then-current health care elections.
In addition to these Severance Benefits and regardless of whether Employee complies with the above Conditions, Employee shall be entitled to receive any payments or benefit to which Employee is entitled by law, including (i) earned, unpaid wages through the last day of employment;

and (ii) accrued, unused vacation time earned through the last day of employment (subparts (i) an d (ii), the “Accrued Benefits”).
(b)    In the event that Employee’s employment terminates for any other reason (including but not limited to, Employee’s death or disability, termination by Employee for any reason, or termination by the Company with Cause), Employee shall not be entitled to any of the severance benefits detailed above and shall only receive those payments and benefits to which Employee is entitled by law, including the Accrued Benefits.
(c)    For purposes of this Agreement, “Cause” shall mean that Employee (i) commits a material breach of any material term of this Agreement or any material Company policy or procedure of which Employee had prior knowledge; provided that if such breach is curable in not longer than 30 days (as determined by the Board in its reasonable discretion), the Company shall not have the right to terminate Employee’s employment for Cause pursuant hereto unless Employee, having received written notice of the breach from Company specifically citing this Section 2(c), fails to cure the breach within a reasonable time; (ii) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; (iii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or (iv) fails to cure, within 30 days after receiving written notice from Company specifically citing this Section 2(c), any material injury to the economic or ethical welfare of Company caused by Employee’s gross malfeasance, misfeasance, misconduct or inattention to the Employee’s duties and responsibilities for the Company. No act or failure to act on the part of Employee shall be considered “willful” for purposes hereof unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s act or omission was in the best interests of Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Company.
3.    Non-Competition; General Provisions Applicable to Restrictive Covenants
(a)    Covenant not to Compete. During Employee’s employment and for nine (9) months thereafter, regardless of the reason for which Employee’s employment may terminate, Employee shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or be employed in an executive, managerial or administrative capacity by any entity engaged in the fast or quick-casual restaurant business in North America that derives 20% or more of its revenues from the sale of noodles or pasta dishes (a “Competing Business”). Nothing herein shall prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. In addition, this Section 3(a) shall not apply if the Company terminates Employee’s employment for Cause, unless such Cause is due to Employee’s violation of a provision of this Section 3(a) or 5(a) of this Agreement.
(b)    Specific Performance. Employee recognizes and agrees that a violation of Employee’s obligations under this Section 3, or under Section 4, or subparts (a) or (d) of Section 5 may cause irreparable harm to the Company that would be difficult to quantify and that money damages may be inadequate. As such, Employee agrees that the Company shall have the right to seek injunctive relief (in addition to, and not in lieu of any other right or remedy that may be available to it) to prevent or restrain any such alleged violation without the necessity of posting a bond or other security and without the necessity of proving actual damages. However, the foregoing shall not prevent Employee from contesting the Company’s request for the issuance of any such injunction on the grounds that no violation or threatened violation of the aforementioned Sections has occurred and that the Company has not suffered irreparable harm. If a court of competent jurisdiction determines that Employee has violated the obligations of any covenant for a particular duration, then Employee agrees that such covenant will be extended by that duration.
(c)    Scope and Duration of Restrictions. Employee expressly agrees that the character, duration and geographical scope of the restrictions imposed under this Section 3, and under Section 4, and all of Section 5 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants contained herein is unreasonable in light of the circumstances as they then exist, then it is the intention of both Employee and the Company that such covenant shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of such covenant.
4.    Confidentiality Covenants. Employee acknowledges that the confidential business information generated by the Company and its subsidiaries, whether such information is written, oral or graphic, including, but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, present and proposed patent applications, trade secrets, information regarding customers and suppliers, strategic planning and systems and contractual terms obtained by Employee while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any subsidiary of the Company (collectively, the “Confidential Information”) is the property of the Company or such subsidiary. Employee agrees that she shall not disclose to any Person or use for Employee’s own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company and its subsidiaries (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that (i) the Confidential Information or Third Party Information becomes generally known to and available for use by the public, other than as a result of Employee’s acts or omissions or (ii) the disclosure of such Confidential Information is required by law, in which case Employee shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed.
5.    Other Covenants
(a)    Non-Solicitation. During Employee’s employment and for twelve (12) months thereafter, regardless of the reason for which Employee’s employment may terminate, other than in the course of performing her duties, Employee shall not, directly or indirectly through another person, induce or attempt to induce any employee of the Company or any of its subsidiaries at the vice president level of above to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any such employee. In addition, this Section 9(a) shall not apply if the Company terminates Employee’s employment for Cause, unless such Cause is due to Employee’s violation of a provision of Section 3(a) or of this Section 5(a).
(b)    Cooperation. For a period of nine months following the end of Employee’s employment with the Company, Employee shall, upon the Company’s reasonable request and in good faith and with Employee’s commercially reasonable efforts and subject to Employee’s reasonable availability, cooperate and assist the Company in any dispute, controversy, or litigation in which the Company may be involved and with respect to which Employee obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Employee’s business and personal obligations at the time. The Company shall pay Employee’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.
(c)    Return of Business Records and Equipment. Upon termination of Employee’s employment hereunder, Employee shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in Employee’s possession or control regardless of whether such documentation was prepared or compiled by Employee, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Employee by the Company. Employee acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.
6.    Nondisparagement. During Employee’s employment with the Company and thereafter (unless Employee’s employment was terminated by the Company without Cause and the Company shall have materially breached any of its obligations under this Agreement) Employee agrees, to the fullest extent permissible by law, not intentionally to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, director or indirect communications that Employee, using reasonable judgment, should have known would be harmful to or reflect negatively on the company or are otherwise disparaging of the Company or its past, present or future offers, board members, employees, shareholders, and their affiliates. During the Employee’s employment with the Company and thereafter, the Board agrees that neither the Company nor any of its controlling stockholders, directors, officers, employees or representatives will intentionally make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that any such disclosing person, using reasonable judgment, should have known would be harmful to or reflect negatively on the Employee or are otherwise disparaging of the Employee. Nothing in this Section 6 shall prohibit either part from truthfully responding to an accusation from the other party or require either party to violate any subpoena or law.
7.    Governing Law. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado, without reference to principles of law that would apply the substantive law of another jurisdiction.
8.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof. This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this Agreement and (ii) is signed by both parties hereto.
9.    Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.    Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.
11.    Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder. Notwithstanding the foregoing, if for any reason an assignee, transferee, or successor does not assume the full extent of the Company’s liabilities, obligations and duties of the Company hereunder, such event or nonoccurrence shall trigger a termination without Cause under this Agreement. Neither this Agreement nor any right or obligation hereunder may be assigned by Employee.
12.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
13.    Headings. Headings in this Agreement are for reference only and shall not be deemed to have any substantive effect.
14.    Withholdings. All salary, severance payments, bonuses or benefits provided by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

15.    Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to Employee under this Agreement be paid or provided in compliance with Section 409A of the Internal Revenue Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Employee under Section 409A as a result of the payments and benefits so paid or provided to her. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided Employee under this Agreement shall be subject to the provisions set forth below.
(a)    The date of Employee’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Employee’s last day of employment for purpose of determining the time of payment of any amount that becomes payable to Employee under this Agreement upon the termination of Employee’s employment and that is treated as an amount of deferred compensation for purposes of Section 409A.
(b)    In the case of any amounts that are payable to Employee under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, (i) Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (ii) to the extent any such plan does not already so provide, it is hereby amended as of the date hereof to so provide, with respect to amounts payable to Employee thereunder.
(c)    If Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to Employee under this Agreement on account of the separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Employee or, if Employee has died, to Employee’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.
(d)    To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Employee that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Employee as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than

December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NOODLES & COMPANY
a Delaware corporation

By:	/s/ DAVE BOENNIGHAUSEN
Dave Boennighausen

EMPLOYEE:

/s/ MELISSA M. HEIDMAN
Melissa M. Heidman

Exhibit A

RELEASE AGREEMENT

1.Employee understands and agrees that she would not receive the monies specified in the Severance Agreement, except for Employee’s execution of this Release Agreement and the fulfillment of the promises contained herein.
2.Employee, individually and on behalf of her heirs and assigns, hereby releases, waives and discharges Company, and all subsidiary, parent or affiliated companies and corporations, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective present or former directors, officers, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective successors, heirs and assigns of any of the above described persons or entities (hereinafter referred to collectively as “Released Parties”), from any and all claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether known or unknown (“Claims”), that Employee may have or claim to have, in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the date Employee signs this release, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the date Employee signs this release, or (b) Employee’s employment with Company or the termination of such employment with Company, including but not limited to Claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage, and other tort claims; and Claims for breach of express or implied contract; with the exception of Employee’s vested rights, if any, under Company retirement plans. Employee hereby warrants that Employee has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above. Employee understands and agrees that by signing this Agreement she is giving up her right to bring any legal claim against any Released Party concerning, directly or indirectly, Employee’s employment relationship with the Company, including her separation from employment, and/or any and all contracts between Employee and Company, express or implied. Employee agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Employee may have against any Released Party, except as specifically provided otherwise in this Agreement. Further, Employee has not released any claim for indemnity or legal defense available to her due to her service as a board member, officer or director of the Company, as provided by the certificate of incorporation or bylaws of the Company, or by any applicable insurance policy, or under any applicable corporate law. Employee is not waiving any rights she may have to: (a) her own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans, as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement. Nothing in this agreement prohibits or prevents

Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local governmental agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s right and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. If any claim related to or arising out of Plaintiff’s employment with the Company is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party identified in this Agreement is a party.
3.Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as (“Company Releasers”), hereby fully and forever release and discharge Employee, her heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser, all of whom are collectively referred to as “Employee Releasees,” on account of facts occurring on or before the Date of Termination of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, that Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the date it signs this release; EXCEPT claims and rights arising under any agreement between the Company and Employee or any statutory or common law right relating to the protection of confidential information, assignment of inventions and/or the prevention of unfair solicitation and/or competition; and EXCEPT for any claim relating to or arising from acts or omissions by Employee with respect to which Employee is ineligible for indemnification under the Company’s Certificate of Incorporation and/or bylaws, as applicable. The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Employee released herein, except as otherwise provided in this Agreement.
4.Employee agrees and acknowledges that Employee: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement Employee is giving up the right to sue the Company for age discrimination; (iii) will receive compensation under this Agreement to which Employee would not have been entitled without signing this Agreement; (iv) has been advised by Company to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement. For a period of seven days after the effective date of this Agreement, Employee may, in her sole discretion, rescind this Agreement, by delivering a written notice of rescission to the Board. If Employee rescinds this Agreement within seven calendar days after the effective date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Employee does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

5.Capitalized terms not defined herein have the meaning specified in the Severance Agreement between the Company and Employee dated May __, 2018.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO XXXX AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO XXXX OR HIS DESIGNEE, OR MAILED TO XXXXX AT XXXX AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES.

IN WITNESS WHEREOF, the parties have executed this release as of the dates indicated below.

NOODLES & COMPANY	EMPLOYEE:
a Delaware corporation

By:

Date:	Date:

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